Exhibit 10.3

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by OXYGEN BIOTHERAPEUTICS, INC. (the “Company”) and Kirk Harrington (“Employee”). Throughout the remainder of the Agreement, the Company and Employee may be collectively referred to as “the parties.”

The Company employed Employee as Senior Vice President. The employment relationship terminated, effective November 30, 2010. The parties desire that the employment termination be on mutually agreeable terms and to avoid all litigation relating to the employment relationship and its termination, and Employee desires severance benefits. Accordingly, the parties have agreed upon the terms described herein

Employee represents that he has carefully read the entire Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises and good and valuable consideration set forth below, the sufficiency of which is acknowledged by the parties, Employee and the Company agree as follows:

1. SEPARATION. Employee’s employment by the Company terminated effective November 30, 2010 (“Termination Date”).

2. SEVERANCE BENEFITS. The Company will pay Employee a lump sum amount equal to $70,000 (less any applicable taxes and withholdings). This amount shall be paid after the revocation period set forth in Paragraph 7 below expires.

In addition, after the revocation period set forth in Paragraph 7 below expires, the Company shall reimburse Employee for premium payments he makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue his and his family’s health insurance coverage through June 30, 2011. All reimbursements for COBRA payments shall be made as soon as practicable following Employee’s submission of proof of timely payments to the Company; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Company no later than ten months following the Termination Date. Any obligation for the Company to make payments for COBRA reimbursement under this Paragraph 2 shall immediately cease when Employee is employed by an entity providing health insurance coverage, and Employee shall promptly inform the Company of any such employment.

In addition, after the revocation period set forth in Paragraph 7 below expires, the Company will pay Employee $100,000 (less any applicable taxes and withholding) if and when it receives a final award letter and authorization to begin expensing against that award from the U.S. Army Medical Research and Materiel Command

(USAMRMC) in connection with the Company’s grant application #GRANT10662863 for the project entitled, “Preclinical and clinical studies of Oxycyte, a novel traumatic brain injury therapeutic for combat casualties.”

The Company has paid all outstanding PHIL legal fees. No further payments are owed in connection with those fees, and none will be paid.

The severance benefits afforded under this Agreement are in lieu of any other compensation or benefits to which Employee otherwise might be entitled, and payment of these severance benefits is conditioned upon Employee’s compliance with the terms of this Agreement.

3. RELEASE. In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS, AND OTHER REPRESENTATIVES) RELEASES THE COMPANY, ITS PREDECESSORS, SUCCESSORS, AND ASSIGNS AND ITS AND/OR THEIR PAST, PRESENT, AND FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES, AND INSURERS), AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES, OR AFFILIATES OR HIS SEPARATION THEREFROM arising before the execution of this Agreement, including, but not limited to, claims: (i) for discrimination, harassment, retaliation, or accommodation arising under federal, state, or local laws prohibiting age (including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended), sex, national origin, race, religion, disability, veteran status, or other protected class discrimination, harassment, or retaliation for protected activity; (ii) for compensation and benefits (including, but not limited to, claims under the Employee Retirement Income Security Act of 1974 (ERISA), as amended, the Fair Labor Standards Act of 1938 (FLSA), as amended, the Family Medical Leave Act of 1993 (FMLA), as amended, and similar federal, state, and local laws); (iii) arising under federal, state, or local law of any nature whatsoever (including, but not limited to, constitutional, statutory, tort, express or implied contract, or other common law); and (iv) for attorneys’ fees. The release of claims set forth in this paragraph does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies or to claims for vested retirement benefits.

4. COVENANT NOT TO SUE. Employee will not sue Releasees on any matters relating to his employment arising before the execution of this Agreement or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not: (i) bar claims for workers’ compensation or unemployment benefits referenced in paragraph 3 above, (ii) bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, or (iii) apply when prohibited by law. If Employee does not abide by this paragraph, then: (i) he will reimburse the Company for all payments made on his behalf under this Agreement and indemnify Releasees for all expenses that they incur in defending the action; and (ii) Releasees will be relieved of their obligations hereunder.

5. AGENCY CHARGES/INVESTIGATIONS. Nothing in this Agreement shall prohibit Employee from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions, and privileges of his employment; provided, however, that by signing this Agreement, Employee waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations, or proceedings.

6. COMPANY INFORMATION AND PROPERTY. Employee shall not, at any time after his employment terminates: (i) disclose, use, or aid third parties in obtaining or using any confidential or proprietary Company information or (ii) access or attempt to access Company computer systems or networks or any resources or data that reside thereon. Confidential or proprietary Company information is information relating to the Company, the Company’s parents, subsidiaries, or affiliates, or any aspect of their business that is not generally available to the public, their competitors, or other third parties or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve Employee from any confidentiality, proprietary information, secrecy, non-compete, non-disclosure, non-solicitation, or invention rights and assignment obligations under any previously executed agreements.

All records, files, or other materials maintained by or under the control, custody, or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property. Before the Termination Date, Employee shall: (i) return all Company property (including, but not limited to, credit cards; keys; company cars; cell phones; air cards; access cards; thumb drives, laptops, hand-held devices, smart phones, and other computer hardware and software; records; files; documents; company manuals; and other documents in whatever form they exist, whether electronic, hard copy, or otherwise, including all copies, notes, or summaries thereof) that he created, received, or otherwise obtained in connection with his employment; (ii) permanently delete any Company information that may reside on his personal (i.e., not company-owned) computers or electronic devices; and (iii) fully cooperate with the Company in winding up his work and transferring that work to those individuals designated by the Company.

7. RIGHT TO REVIEW AND REVOKE. The Company delivered this Agreement to Employee on December 3, 2010 via email and desires that he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises his to consult with an attorney prior to executing it, that he has twenty-one days within which to consider it, and that he may not execute it prior to the Termination Date. In the event that he does not return an executed copy of the Agreement to the Company by no later than the 22nd calendar day after receiving it or the Termination Date, whichever occurs later, the Agreement and the obligations of the Company herein shall become null and void. Employee may revoke the Agreement during the seven-day period immediately following his execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to Chris Stern at 2530 Meridian Parkway, Suite 3078, Durham, North Carolina 27713.

8. CONFIDENTIALITY AND NONDISPARAGEMENT. Employee and the Company shall keep the terms and provisions of this Agreement confidential, and Employee represents and warrants that since receiving this Agreement he has not disclosed, and going forward will not disclose, the terms and provisions of this Agreement to third parties, except as required by law. Notwithstanding the above, the terms and provisions of this Agreement may be revealed to members of Employee’s immediate family or to an attorney consulted for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement. Employee represents and warrants that since receiving this Agreement, he: (i) has not made, and going forward will not make, disparaging, defaming, or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers, or employees to anyone; and (ii) has not taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with the Company or its business.

9. OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, that are not embodied in this Agreement, and no agreement, statement, or promise not contained or described in this Agreement shall be valid or binding on the parties. No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and his separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to him – liability that the Company denies.

This Agreement shall apply to, be binding upon, and inure to the benefit of the parties’ successors, assigns, heirs, and other representatives and be governed by North Carolina law, without regard to the conflicts of laws principles thereof, and the applicable provisions of federal law. The state and federal courts in North Carolina shall be the exclusive venues for the adjudication of all disputes arising out of this Agreement, and Employee consent to the exercise of personal jurisdiction over Employee in any such adjudication and hereby waives any and all objections and defenses to the exercise of such personal jurisdiction.

CAUTION! READ BEFORE SIGNING. THIS AGREEMENT CONTAINS A RELEASE OF ALL CLAIMS.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/S/ Kirk Harrington	12/6/2010
Kirk Harrington	Date

OXYGEN BIOTHERAPEUTICS, INC.

By:	/S/ Chris Stern	12/7/2010
	Chris Stern	Date
Title: Chief Executive Officer

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